Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen AMT-Free Municipal Income Fund f/k/a
Nuveen Insured Tax-Free Advantage Municipal Fund

811-21213


Attached please find as exhibits under
Sub-Item 77Q1(a) of Form N-SAR a copy of the Statement
Establishing and Fixing the Rights and Preferences, Series 1
VRDP and Series 2 VRDP, filed on May 3, 2013 with the
Commonwealth of Massachusetts, each of which is considered to be an amendment to the Funds Charter.